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FOR IMMEDIATE RELEASE                                                 EXHIBIT 99


Media contacts:            Deborah Spak, (847) 948-2349
                           Margaret Stanford Shubny, (847) 948-3951
                           Tali Kaplan, (818) 550-4680

Investor contacts:         Neville Jeharajah, (847) 948-2875
                           Mary Kay Ladone, (847) 948-3371


               BAXTER CONFIRMS ROLE IN SMALLPOX VACCINE PRODUCTION

Deerfield, Ill., November 28, 2001 - Baxter Healthcare Corporation confirmed today that it will participate in the production of approximately 155 million doses of smallpox vaccine, in conjunction with Acambis Inc.

The U.S. Secretary for Health and Human Services, Tommy G. Thompson, announced today the contract to produce the smallpox vaccine in preparation for potential bioterrorist activities.

Baxter will assist Acambis in production of the vaccine in strict compliance with specifications of the U.S. government. The U.S. government has requested that the vaccine be available within 12 months, and Acambis and Baxter are prepared to begin producing the smallpox vaccine immediately. In accordance with Acambis' contract with the U.S. government, Acambis and Baxter are prohibited from disclosure of additional details related to production of the vaccine.

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"It's unfortunate that a disease that scientists and health-care workers throughout the world devoted decades to eradicating is now a bioterrorist threat. We are proud to provide the necessary technology, manufacturing expertise and other resources to assist the U.S. government in its efforts to protect individuals from potential bioterrorism," said Thomas Glanzmann, president of Baxter's BioScience business.

"This represents an important opportunity for Baxter team members to directly contribute to the health and security of the United States, and potentially the rest of the world," added Harry M. Jansen Kraemer, Jr., Baxter's chairman and chief executive officer. "Our innovation in vaccines, proprietary technologies and state-of-the-art facilities will enable us to meet this very important need."

Baxter has a broad pipeline of vaccines with more than a dozen vaccines at all stages of development from pre-clinical to pre-launch, including influenza and various meningococcal combination conjugates. Baxter's NeisVac-C meningococcal vaccine was approved in the United Kingdom in 2000 and is licensed in 16 countries.

Consistent with the company's previously announced plans to increase its investments in research and development and capital expenditures in 2002 by more than 20 percent, Baxter plans to re-invest any proceeds from this project in the development of new vaccines, recombinant proteins, drug delivery platforms, oncology products and renal dialysis solutions, as well as continued expansion of production capacity. As the company has previously communicated, Baxter has established the following financial commitments for 2002:

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 .    Accelerate sales growth to the low-teens (at current foreign exchange rates).

 .    Grow earnings-per-share in the mid-teens.

 .    Generate operational cash flow of at least $500 million.


     In September 2000, Acambis and Baxter announced an alliance comprising several agreements to better position each company in the development and commercialization of their respective vaccine pipelines. Under the terms of these agreements, Baxter agreed to purchase (pound)27.8 million (or approximately $40 million) of new Acambis ordinary shares at an average per-share price of (pound)1.30. The investment is being made in four installments over a two-and-one-half year period. Currently, Baxter holds an approximate 13 percent stake in Acambis.

Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International Inc. (NYSE: BAX). Baxter is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's products and services in the areas of bioscience, medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries. In addition to vaccines, Baxter's BioScience business develops and produces therapeutic proteins from plasma and through recombinant methods to treat hemophilia, immune deficiencies and other blood-related disorders, and biosurgery products.

(Baxter and NeisVac-C are trademarks of Baxter International Inc. and its affiliates.)


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This news release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, actions of regulatory bodies, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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